Exhibit 23(a)


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Culp, Inc.:

We consent to the incorporation by reference in the registration statements (numbers 333-59512, 333-59514, 333-27519, 333-101805, 333-13310, 333-37027,
333-80206, and 333-62843) on Form S-8 of Culp, Inc., as well as registration statement 333-141346 on Form S-3 and Form S-3/A, of our report dated July 19, 2007, with respect to the consolidated balance sheets of Culp, Inc. and subsidiaries as of April 29, 2007 and April 30, 2006, and the related consolidated statements of loss, shareholders' equity and cash flows for each of the years in the three-year period ended April 29, 2007, which reports appear in the April 29, 2007, annual report on Form 10-K of Culp, Inc. Our report refers to a change in accounting for stock-based compensation in fiscal year 2007.

/s/ KPMG LLP


Charlotte, North Carolina
July 19, 2007